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                                                                    EXHIBIT 99.1

                   ITT EDUCATIONAL SERVICES, INC. ANNOUNCES
                 CLASS STARTS FOR DECEMBER TERM AND PLANS FOR
                        NEW TECHNOLOGY OFFERING IN 1999



Indianapolis, IN, January 7, 1999 -- ITT Educational Services, Inc. (NYSE:ESI) today announced that new student enrollment at its ITT Technical Institutes for the December 1998 term increased approximately 7 percent to 4,053 compared with 3,799 at the end of December 1997. As of December 31, 1998, total student enrollment increased approximately 5 percent to 25,608 from 24,498 a year ago.

The number of first-time students enrolling in the December 1998 term was 3,105 compared with 2,978 for the same term in 1997, a 4 percent increase. Re-entering students (i.e., individuals who had previously withdrawn from school) numbered 948 in the December 1998 term compared with 821 for the same term in 1997, an increase of approximately 16 percent. Same-college new student enrollment (i.e., at ITT Technical Institutes opened for more than 24 months) in the December 1998 term was 3,927 compared with 3,716 in the December 1997 term, an increase of approximately 6 percent. Same-college total student enrollment increased 2 percent to 24,964 for the term ended December 31, 1998, compared with 24,369 for the previous year's period.

The Company also announced that it plans an accelerated roll-out in 1999 of its new Computer Network Systems Technology (CNST) program. Following the successful introduction last year at three locations, the Company had planned to introduce the program at 13 institutes in 1999. The Company now plans to introduce the CNST program at approximately 27 institutes in 1999. "While the large investment involved in accelerating the roll-out of the CNST program is expected in the short term to have a slightly negative effect on earnings in 1999 (not expected to exceed $0.02 per share in 1999), we still believe that our 1999 earnings goal is attainable," said Rene R. Champagne, chairman, president and CEO. "If the 1999 CNST program introductions are successful, we will consider continuing the roll-out of this program at additional institutes in 2000," continued Champagne. The additional CNST program offerings comprise the majority of the 35 new program offerings planned for 1999. The Company also plans to open four new ITT Technical Institutes in 1999 in the Syracuse, Richmond, Boston and New Orleans areas.

The Company plans to announce its fourth quarter and year-end 1998 results on January 11, 1999.

ITT Educational Services, Inc. operates 65 ITT Technical Institutes in 27 states which provide career-focused programs of study in fields of technology to approximately 25,000 students.

ESI has filed a registration statement with the Securities and Exchange Commission, which is not yet effective, relating to a proposed underwritten public offering of 7,000,000 shares, together with a potential over-allotment of 950,000 shares, of ESI common stock held by ITT Corporation (the "Offering"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the written prospectus relating to the Offering may be obtained from the managers of the Offering through the Prospectus Department -- Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010 or Salomon Smith Barney, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

Except for the historical information contained herein, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the Company's eligibility to participate in, student financial aid programs utilized by the Company's students; the consummation of the proposed settlements of student litigation related to the Company's technology programs in California and the Company's hospitality programs; effects of any change in ownership of the Company resulting in a change in control of the Company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; receptivity of students and employers to the Company's existing program offerings and new curricula; loss of lender access to the Company's students for student loans; a substantial increase in the shares of Common Stock available for sale in the market if some or all of ITT Corporation's Common Stock holdings are divested; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.